Marina Biotech Announces Worldwide Non-Exclusive Licensing Agreement for Nucleic Acid Chemistry to Tekmira Pharmaceuticals

BOTHELL, WA--(Marketwire - Nov 29, 2012) - Marina Biotech, Inc. ( PINKSHEETS : MRNA ), a leading oligonucleotide-based drug discovery and development company, announced today that it has entered into a license agreement with Tekmira Pharmaceuticals Corporation ( NASDAQ : TKMR ) ( TSX : TKM ), where Marina will provide Tekmira a worldwide, non-exclusive license to Marina Biotech's Unlocked Nucleobase Analog (UNA) technology for the development of RNA interference therapeutics. Tekmira will have full responsibility for the development and commercialization of any products arising under the Agreement. Under terms of the Agreement, Marina Biotech will receive an upfront payment plus milestone and royalty payments on products developed by Tekmira that use UNA technology. Further terms of the Agreement were not disclosed.

"We are pleased to enter into this agreement with Tekmira, a leader in the development of RNAi-based therapeutics," stated J. Michael French, President and Chief Executive Officer of Marina Biotech. "Marina Biotech's UNA technology is quite novel. Besides providing drug-like properties to an RNAi drug, UNAs also eliminate passenger strand activity as well as reduce guide strand mediated microRNA-like off-target activity. The result is that UNAs are able to significantly increase target specificity of an RNAi compound to its gene target. We look forward to a continued relationship with the great team at Tekmira."

About Unlocked Nucleobase Analogs
Unlocked Nucleobase Analogs (UNA) are acyclic ribonucleoside analogs in which the bond between C2' and C3' atoms is broken. This change in sugar structure renders this nucleoside analog very flexible. This characteristic is in sharp contrast to the widely used locked nucleosides that lock the sugar conformation by a bridged bond between C2' and C4' atoms. The flexible nature of UNA reduces the binding affinity between two strands of an RNAi drug and gives unique characteristics to its genes silencing abilities. Marina Biotech has demonstrated that UNA has the potential to improve RNAi therapeutics by increasing stability and reducing sense and antisense mediated off-target effects while retaining potency.

About Marina Biotech, Inc.
Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and myotonic dystrophy. Marina Biotech has entered into an agreement with both Mirna Therapeutics and ProNAi Therapeutics to license Marina Biotech's SMARTICLES® technology for the delivery of microRNA mimics and DNAi, respectively. In addition, Marina Biotech announced exclusive licensing agreements with Monsanto Company for Marina Biotech's delivery and chemistry technologies and with Girindus America for the supply of CRN-based oligonucleotides. Marina Biotech recently entered into a non-exclusive agreement with Novartis Institutes for Biomedical Research to license Marina Biotech's CRN technology for development of nucleic acid-based therapeutics. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements
Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional and substantial funding in the immediate future; (ii) the ability of Marina Biotech to attract and/or maintain research, development, commercialization and manufacturing partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Michael French
Chief Executive Officer
(425) 892-4322
admin@marinabio.com